Exhibit 10.2



                               FIRST AMENDMENT TO
                              EMPLOYMENT AGREEMENT

         This First Amendment to Employment Agreement (this "Amendment") is made and entered into as of December 30, 2008 by and between iParty Corp., a Delaware corporation (the "Company"), and Dorice Dionne (the "Executive").

         WHEREAS, the Company and the Executive entered into an Employment Agreement dated as of March 22, 2007 (the "Agreement"); and

         WHEREAS, the Company and the Executive desire to modify the terms and conditions of the Agreement as set forth below.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

         1. Amendment to ss.11(e) of the Agreement. Section 11(e) of the Agreement is hereby amended by deleting Section 11(e) in its entirety and replacing it with the following:

                  "Termination Without Cause. In the event that the Company terminates the Executive for any reason other than as provided under Section 11(a), 11(b), 11(c) or 11(d), then the Executive's employment shall terminate upon thirty (30) days' written notice to the Executive and, the Company shall be obligated to pay to the Executive Base Salary earned, but not yet paid to the Executive, prior to the date of such termination in accordance with Section 3(a), and reimburse the Executive for any accrued vacation and unpaid expenses incurred by the Executive through the date of termination in accordance with
Section 5, and any Accrued Bonus Payments. In addition, subject to the provisions of Section 11(i) hereof and the Executive's compliance (and continued compliance) with the provisions of Sections 7, 8 and 9 hereof, (i) the Company shall pay to the Executive a severance payment equal to twelve (12) months salary at the Base Salary as then in effect, payable in twelve (12) equal monthly installments and (ii) for such twelve (12) month period, the Executive shall be entitled to continue to receive her then current health, life and disability insurance benefits or, in the case of health insurance benefits, payment by the Company of applicable "COBRA" payments (collectively (i) and (ii) are called the "Severance Payments"). The Severance Payments shall commence no earlier than seven (7) working days after the Company receives the executed release and resignations required under Section 11(i) and no later than 60 days after the date of the Executive's termination, the exact payment date to be determined by the Company in its sole discretion, provided that the Executive timely executes and returns the release and does not subsequently revoke such execution. In no event shall any Severance Payments hereunder be made to the Executive later than December 31 of the second calendar year following her termination."

         2. Amendment to ss.11(f) of the Agreement. Section 11(f) of the Agreement is hereby amended by deleting Section 11(f) in its entirety and replacing it with the following:

         "Change of Control. Subject to the provisions of Sections 11(i) and 11(j), in the event that Company shall terminate this Agreement and the Executive's employment hereunder pursuant to the provisions of Section 11(e) within thirteen (13) months following a Change in Control (as defined below) or the Executive shall terminate this Agreement and the Executive's employment hereunder for Good Reason (as defined in Section 11(h)) within thirteen (13) months following a Change in Control, then, in lieu of (and not in addition to) the amounts to be paid (and benefits to be provided) by the Company pursuant to
Section 11(e) or Section 11(h), the Company shall have no further obligations under this Agreement to the Executive other than the obligation to: (i) pay to the Executive Base Salary earned, but not yet paid to the Executive, prior to the date of such termination in accordance with Section 3(a), (ii) reimburse the Executive for any accrued vacation and unpaid expenses incurred by the Executive through the date of termination in accordance with Section 5, and pay any Accrued Bonus Payments and (iii) subject to the provisions of Sections 11(i) and 11(j), pay to the Executive a lump sum amount equal to eighteen (18) months of the Executive's Base Salary, as then in effect. In addition, for the twelve (12) month period following the date of such termination, the Executive shall be entitled to continue to receive her then current health, life and disability insurance benefits or, in the case of health insurance benefits, payment by the Company of applicable "COBRA" payments. Such lump sum payment set forth above shall be made no later than 75 days after the date of termination hereunder, the exact payment date to be determined by the Company in its sole discretion, provided that the Executive timely complies with Section 11(i) and has not subsequently revoked such release thereunder.

         As used in this Agreement, "Change in Control" shall mean the occurrence of any one of the following events:

                  (i) any Person other than an employee benefit plan of the Company or of any wholly-owned subsidiary of the Company becomes the owner of 50% or more of the combined voting power of the Company's then outstanding voting securities and thereafter individuals who were not directors of the Company prior to the date such Person became a 50% owner are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least one-half of the Board; provided, however, such acquisition of ownership shall not constitute a Change of Control if the Executive or an Executive Related Party is the Person or a member of a group constituting the Person acquiring such ownership; or

                  (ii) there occurs any solicitation or series of solicitations of proxies by or on behalf of any Person other than the Board and thereafter individuals who were not directors of the Company prior to the commencement of such solicitation or series of solicitations are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least one-half of the Board of Directors; or

                  (iii) the Company executes an agreement of sale, merger or consolidation which contemplates that (x) after the effective date provided for in such agreement, all or substantially all of the business and/or assets of the Company shall be owned, leased or otherwise controlled by another Person and (y) individuals who are directors of the Company when such agreement is executed shall not constitute at least one-half of the board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement; provided, however, that for purposes of this paragraph (iii), if such agreement requires as a condition precedent approval by the Company's shareholders of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until such approval is secured (but upon any such approval, a Change of Control shall be deemed to have occurred on the effective date of such agreement)."


         "Executive Related Party" shall mean any Affiliate or Associate of the Executive other than the Company or a Subsidiary of the Company. The terms "Affiliate" and "Associate" shall have the meanings ascribed thereto in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (the term "registrant" in the definition of "Associate" meaning, in this case, the Company).

         "Person" shall have the meaning used in Section 13(d) of the Exchange Act, as in effect on the date hereof."

         3. Amendment to ss.11(h) of the Agreement. Section 11(h) of the Agreement is hereby amended by deleting Section 11(h) in its entirety and replacing it with the following:

         "Good Reason. The Executive may, upon thirty (30) days written notice, terminate her employment with the Company for "Good Reason". "Good Reason" shall mean any material breach by the Company of its obligations hereunder which are not cured within thirty (30) days following receipt of written notice from the Executive detailing such breach and such notice is sent by the Executive within thirty (30) days after the occurrence of such an event. The parties agree that a material breach shall mean (x) any material diminution in the Executive's duties, authority, reporting relationships or responsibilities (whether or not accompanied by a title change) not consented to by the Executive, and (y) the relocation of the principal executive offices of the Company a distance of more than 35 miles from its current location not consented to by the Executive. Notwithstanding the foregoing or anything to the contrary contained herein, the Executive shall not be entitled to terminate her employment for "Good Reason" at any time during the Extension Period or the Transition Period, for any reason. In the event that the Executive terminates his employment with the Company for Good Reason, the Company shall be obligated to pay to the Executive Base Salary earned, but not yet paid to the Executive, prior to the date of such termination in accordance with Section 3(a), reimburse the Executive for any accrued vacation and unpaid expenses incurred by the Executive through the date of termination in accordance with Section 5 and pay any Accrued Bonus Payments. In addition, subject to the provisions of Section 11(i) hereof, and the Executive's compliance (and continued compliance) with the provisions of Sections 7, 8 and 9 hereof, and so long as the Executive's termination of employment shall occur within two (2) years following the initial existence of one or more of the foregoing conditions constituting Good Reason hereunder, the Company shall pay and provide to the Executive the Severance Payments."

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

         4. Amendment to ss.11(k) of the Agreement. Section 11(k) of the Agreement is hereby amended by deleting Section 11(k) in its entirety and replacing it with the following:

         "Coordination with Section 409A of the Code. Notwithstanding anything to the contrary set forth in this Section 11, in the event that the Executive is determined to be a "key employee" as defined by Section 416(i) of the Code (without regard to paragraph 5), to the extent necessary to comply with the provision of Section 409A of the Code, and the Treasury Regulations thereunder, any payments or distributions due the Executive under this Agreement as a result of or following any separation from service shall not be made before the date which is 6 months after the date of separation from service (or if earlier, the date of death of the Executive). All payments that would have been made to the Executive during such six (6) month period shall be made in a lump sum on the date six (6) months and two days after the Executive's date of separation from service and all remaining payments (if any) shall commence on the next regular payroll date in the seventh (7th) month following the Executive's date of separation from Service. Notwithstanding anything to the contrary contained in this Agreement, Executive's termination of employment shall occur only upon his "separation from service" within the meaning of Treasury Regulations Section 1.409A-1(h). For all purposes of Section 409A of the Code and the related Treasury Regulations, the Executive's entitlement to severance pay pursuant to this Agreement shall be treated as an entitlement to a series of separate payments. All payments and benefits provided under this Agreement are intended to either comply with or be exempt from Section 409A of the Code and the terms hereof shall be administered and construed accordingly, provided that nothing in this Agreement shall constitute an agreement not to withhold any sums required under Section 409A or to assume any liability for withholdings necessary under
Section 409A."

         5. Ratification. Except as expressly amended hereby, the Agreement is hereby ratified and confirmed in all respects and shall continue in full force and effect. This Amendment and the Agreement shall hereafter be read and construed together as a single document, and all references in the Agreement shall hereafter refer to the Agreement as amended by this Amendment.

         6. Amendments; Governing Law.This Amendment may not be changed orally but only by a written instrument signed by the parties hereto. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the rules governing the conflicts of laws.

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

         7. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts taken together shall be deemed to constitute one and the same instrument.

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

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                iParty Corp.

                                By: /s/ DAVID E. ROBERTSON
                                    -----------------------
                                Name: David E. Robertson.
                                Title: Vice President, Chief Financial Officer

                                EXECUTIVE:

                                /s/ DORICE DIONNE
                                ---------------------------
                                Dorice Dionne
                                Address: 270 Bridge Street, Suite 301
                                          Dedham MA 02026


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